UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2017

RadNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33307	13-3326724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1510 Cotner Avenue,
Los Angeles, California 90025

(Address of Principal Executive Offices) (Zip Code)

(310) 445-2800

(Registrant’s Telephone Number, Including Area Code)

(Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to First Lien Credit and Guaranty Agreement

On August 22, 2017 (the “Amendment Date”), Radnet Management, Inc. (the “Borrower”), a wholly-owned subsidiary of RadNet, Inc. (the “Company”), entered into that certain Amendment No. 5, Consent and Incremental Joinder Agreement to Credit and Guaranty Agreement by and among Borrower, the Company, Barclays Bank PLC, as administrative agent and collateral agent (“Barclays”) and the lenders party thereto, (the “Amendment”) pursuant to which the Borrower is amending Borrower’s Amended and Restated First Lien Credit and Guaranty Agreement, dated as of July 1, 2016 (as amended, restated, amended and restated, supplemented or modified from time to time prior to the Amendment Date, the “Existing First Lien Credit Agreement”, and as amended pursuant to the Amendment, the “Amended First Lien Credit Agreement”).

The Amendment amends the Existing First Lien Credit Agreement to permit the issuance of $170 million in incremental first lien term loans and provide for the repayment in full of all outstanding second lien term loans and all other obligations under the Company’s Second Lien Credit and Guaranty Agreement dated March 25, 2014. Under the Amended First Lien Credit Agreement, the Company now has approximately $637 million in first lien term loans outstanding and a $117.5 million revolving credit facility (the “Revolving Credit Facility”), which was undrawn as of June 30, 2017.

The Amendment also changes the interest rate margin applicable to borrowings under the Amended First Lien Credit Agreement. As with the Existing First Lien Credit Agreement, borrowings under the Amended First Lien Credit Agreement bear interest at either an Adjusted Eurodollar Rate or a Base Rate (in each case, as more fully defined in the Amended First Lien Credit Agreement), plus an applicable margin. Whereas under the Existing First Lien Credit Agreement the applicable margin for Adjusted Eurodollar Rate borrowings and Base Rate borrowings was 3.25% and 2.25%, respectively,under the Amendment, the applicable margin for Eurodollar Rate loans and Base Rate borrowings will initially be 3.75% and 2.75%, respectively. These rates adjust depending on the Company’s leverage ratio, according to the following schedule:

First Lien Leverage Ratio	Eurodollar Rate Spread	Base Rate Spread
> 5.50x	4.50%	3.50%
> 4.00x, but ≤ 5.50x	3.75%	2.75%
> 3.50x, but ≤ 4.00x	3.50%	2.50%
≤ 3.50x	3.25%	2.25%

Previously, the applicable margin on the Borrower’s second lien term loans was 7.00% for Eurodollar Rate loans and 6.00% for Base Rate loans.

The Amended First Lien Credit Agreement provides for quarterly payments of principal under the first lien term loans in the amount of approximately $8.3 million, as compared to approximately $6.0 million under the Existing First Lien Credit Agreement. The Amended First Lien Credit Agreement extends the call protection provided to the holders of the first lien term loans issued thereunder for a period of twelve months following the Amendment Date.

The Amendment also amends certain covenants under the Existing First Lien Credit Agreement to provide the Company with additional operating flexibility, including the ability to incur certain additional debt and to make certain additional restricted payments, investments and dispositions, in each case as more fully set forth in the Amendment.

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A copy of the Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by this reference. The foregoing descriptions of the Amendment and the Amended First Lien Credit Agreement do not purport to be complete and are qualified in their entirety by reference to Exhibit 10.1.

A copy of the press release issued by the Company related to the Amendment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 5, Consent and Incremental Joinder Agreement to Credit and Guaranty Agreement, dated as of August 22, 2017, by and among Radnet Management, Inc., RadNet, Inc., certain subsidiaries and affiliates of RadNet, Inc., the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent.

99.1	Press Release dated August 22, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2017	RadNet, Inc.

	By:	/s/ Mark Stolper
	Name:	Mark Stolper
	Title:	Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 5, Consent and Incremental Joinder Agreement to Credit and Guaranty Agreement, dated as of August 22, 2017, by and among Radnet Management, Inc., RadNet, Inc., certain subsidiaries and affiliates of RadNet, Inc., the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent.

99.1	Press Release dated August 22, 2017

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